Exhibit 99.1

ConforMIS Names Industry Veteran Mark Augusti President and Chief Executive Officer

ConforMIS Inc. (NASDAQ:CFMS), a medical technology company that develops, manufactures and sells joint replacement implants that are customized to fit each patient’s unique anatomy, announced today that Mark A. Augusti has been named the Company’s President and Chief Executive Officer, effective when he joins the Company on November 14, 2016.  The Company also expects that Mr. Augusti will be appointed to the Company’s Board of Directors following the commencement of his employment. Mr. Augusti will succeed current President and Chief Executive Officer, Philipp Lang, M.D. MBA, and Dr. Lang will continue to serve on the Board of the Company.

Mr. Augusti’s 27-year business career has been marked with executive management responsibility in medical technology sales, marketing and general management.  Mr. Augusti joined Integra LifeSciences Corporation (Integra) in April 2014 and is Integra’s Corporate Vice President and President of Orthopedics and Tissue Technologies. Mr. Augusti is responsible for the management of the Orthopedics and Tissue Technologies global division which includes spine and extremity implants, orthobiologics, tissue products, and the private label business. His responsibilities include U.S. commercial leadership, global portfolio management, evaluation of corporate development opportunities and overall strategic direction. Prior to joining Integra, Mr. Augusti served as Chief Executive Officer at Bioventus LLC, from May 2012 to August 2013, and was a member of the company’s Board of Directors during the same period. Prior to that Mr. Augusti spent nine years with Smith & Nephew Inc., from April 2003 to April 2012, in a series of leadership roles, including President of Smith & Nephew’s Biologic Division, where he was appointed to lead Smith & Nephew’s new biologics initiative.  He also served as Smith & Nephew’s President of the Orthopaedic Trauma & Clinical Therapies Global Business and Senior Vice President and General Manager of the Trauma business. In 2000, Mr. Augusti joined J.P. Morgan Securities as a Vice President in the Private Funds group.  Prior to that, from 1987 to 2000, he spent 13 years at GE Medical Systems Inc., where he held various sales, marketing and strategic management roles, both in the U.S. and internationally. Mr. Augusti received his M.B.A. from the UCLA Anderson School of Management and his B.S. in Computer Science and Economics from Duke University.

Kenneth P. Fallon, III, Chairman of the Board of ConforMIS, said, “Mark Augusti’s experience and performance in a number of challenging roles was a significant factor in his selection as ConforMIS’ President and Chief Executive Officer. Mark has led teams that delivered strong growth during his tenure at Integra.  In Integra’s most recently reported quarter, Mark’s Orthopedics and Tissue Technologies division revenue grew 38% from the prior-year period for both the quarter and six-months ended June 30, 2016. Our Board is looking forward to his commercial and operational leadership in unlocking the full value of our proprietary technology for customized joint implants.”

Mr. Augusti said, “I am extremely honored to be joining ConforMIS. I am impressed with this compelling technology and unique value proposition for the advancement of joint arthroplasty.  From my discussions with surgeons that use ConforMIS customized implants, it is clear to me that the clinical benefits gained from ConforMIS’ customized implant systems are tremendous — not only for patients, but for doctors and hospitals as well. Surgeons that use ConforMIS implants are passionate about the results they are achieving.  I look forward to working with Dr. Philipp Lang and the ConforMIS Board as we continue to move the company forward.”

Dr. Lang said, “ConforMIS’ vision is ‘One Patient, One Implant’, each customized and designed to restore the natural shape of a patient’s knee. The clinical benefits to the patient paired with the potential for economic savings to the hospital, when compared to leading off-the-shelf brands, have helped transform ConforMIS into a rapidly growing medical device company. Just a few weeks ago, we announced that we had sold over 50,000 customized knee implants since our inception, which represents a substantial increase over the 30,000 we had sold as of June of 2015 at the time of our IPO. This is a testament to our cutting-edge technology, and I am really excited about the prospects of ConforMIS as we move forward.”

Mr. Fallon said, “The Board appreciates Dr. Lang’s contributions to ConforMIS as founder and Chief Executive Officer. Dr. Lang has been instrumental in building a great company, and we look forward to his continued contributions as a member of our Board.”

About ConforMIS Inc.

ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 500 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.

For more information, visit www.ConforMIS.com. To receive future releases in e-mail alerts, sign up at http://ir.ConforMIS.com/.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our Board, strategy, future operations, future financial position and results, market growth, total revenue, the potential impact and advantages of using customized implants, as well as other statements containing the words “anticipate,”

“believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our sales, expenses, gross margins and other results of operations, employee transition, retention and hiring plans, the impact of our voluntary recall on financial results and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.